Exhibit 21.1

Significant Subsidiaries of the Registrant

Subsidiaries of Cree, Inc.       Jurisdiction
Cree Hong Kong Limited       Hong Kong

Subsidiaries of Cree Hong Kong Limited     Jurisdiction
Cree Huizhou Solid State Lighting Company Limited    People's Republic of China

* For the fiscal year ended June 28, 2020